Exhibit  21




The company's subsidiaries are:

                Name                                   State of Incorporation
  -----------------------------------------            ----------------------
  Equitable Life Insurance Company of Iowa                       Iowa
  Equitable Investment Services, Inc.                            Iowa
  Equitable of Iowa Securities Network, Inc.                     Iowa
  Locust Street Securities, Inc.                                 Iowa
  Shiloh Farming Company                                         Louisiana
  Tower Locust, Ltd.                                             Iowa
  Walnut Investments, Ltd.                                       Iowa


All are wholly-owned.

USG Annuity & Life Company, an Oklahoma corporation, is a wholly-owned subsidiary of Equitable Life Insurance Company of Iowa. Equitable American Insurance Company, an Iowa corporation, is a wholly-owned subsidiary of Equitable Life Insurance Company of Iowa. In addition, these entities own other subsidiaries which are not considered in the aggregate to be a significant subsidiary as defined in Securities and Exchange Commission rules.

All subsidiaries do business only under their corporate names.